Exhibit 107

Calculation of Filing Fee Tables

F-1
(Form Type)

TROOPS, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value US$0.004 per share	457(o)			US$115,000,000.00	.0001091	US$12,546.50
	Equity	Warrants to purchase ordinary shares(3)	457(g)
	Equity	Ordinary Shares issuable upon exercise of Warrants(4)	457(g)
	Equity	Underwriter’s Warrants to purchase ordinary shares(3)(5)	457(g)
	Equity	Ordinary Shares issuable upon exercise of Underwriter’s Warrants(5)	457(g)			US$3,162,500.00	0.0001091	US$345.03
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$12,891.53
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$12,891.53

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriter(s) pursuant to an option. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants registered hereby.
(4)	Based on a per share exercise price for the Warrants of not less than 100% of the public offering price per ordinary share and Warrant in this offering.
(5)	The Registrant agrees to issue to the representative of the underwriters, warrants to purchase that number of ordinary shares equal to an aggregate of two point five percent (2.5%) of the ordinary shares sold in the offering (including 2.5% of any ordinary shares purchased upon exercise of the over-allotment option). The exercise price of the warrants is equal to 110% of the offering price of the ordinary shares offered hereby. The warrants are exercisable commencing six months from the closing date of the offering at any time, and from time to time, in whole or in part, for a period of three-and-a-half (3.5) years from the closing date of the offering. The warrants shall not be redeemable.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources